Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York

October 13, 2006

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of $0.585 per Unit of Beneficial Interest payable on November 20, 2006 to Mesabi Trust unitholders of record at the close of business on October 30, 2006.  This compares to a distribution of $0.36 per Unit for the same period last year.

This increase in the distribution of $0.225 per Unit, as compared to the same quarter last year, is due to higher prices of iron ore pellets and a 34.5% increase in the volume of shipments by Northshore Mining Company (“Northshore”), the lessee/operator.  The higher prices and increased shipment volume resulted in a higher base royalty payment and a larger royalty bonus payment for iron ore shipments from Silver Bay, Minnesota at prices above a predetermined threshold price.  The distribution includes certain positive adjustments to royalties paid in the previous two quarters.  These adjustments are the result of pricing adjustments under term contracts between Northshore, Northshore’s parent Cleveland-Cliffs Inc (“CCI”) and certain of their customers (the “CCI Pellet Agreements”).

The total royalty payment is expected to be approximately $7,857,318 (which includes the fee royalty received by the Mesabi Land Trust).  With respect to shipments of iron ore during the third calendar quarter of 2006, Mesabi Trust received a base royalty of $4,701,010 and a bonus royalty of $2,974,956.  The base royalty and bonus royalty amounts were increased by $85,953, representing positive adjustments of $42,528 and $43,425, respectively, to base royalty and bonus royalty amounts credited to the Trust during the first two calendar quarters of 2006.

The prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis.  These variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  Royalty payments received by the Trust in 2006 reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) in accordance with the CCI Pellet Agreements.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  Northshore has not advised Mesabi Trust as to its expected 2006 shipments of iron ore products or what percentage of 2006 shipments will be from Mesabi Trust iron ore.

This news release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments at Northshore in 2006 and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market or other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Trustees of the Mesabi Trust believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Mesabi Trust does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749